September 24, 1997



Scudder Institutional Fund, Inc.
in respect of
Institutional International Equity Portfolio
345 Park Avenue
New York, NY  10154

Scudder International Fund
in respect of
Scudder International Fund
345 Park Avenue
New York, NY  10154

Gentlemen:

         You have requested our opinion regarding certain federal income tax consequences to the Institutional International Equity Portfolio ("Target"), a separate series of Scudder Institutional Fund, Inc. ("Scudder Institutional"), to the holders of the shares of Scudder Institutional Fund, Inc. (the "shares") of Target (the "Target shareholders"), and to Scudder International Fund ("Acquiring Fund"), a separate series of Scudder International Fund, Inc. ("Scudder International"), in connection with the proposed transfer of substantially all of the assets of Target to Acquiring Fund in exchange solely for voting shares of common stock of Acquiring Fund ("Acquiring Fund shares") and the assumption by Acquiring Fund of certain liabilities of Target, followed by the distribution of such Acquiring Fund shares received by Target in complete liquidation, all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of September 18, 1997 (the "Reorganization").

         For purposes of this opinion, we have examined and rely upon (1) the Plan, (2) the Form N-14, filed by Scudder International on or about September 24, 1997, with the Securities and Exchange Commission, (3) the facts and representations contained in the letter dated September 24, 1997, addressed to us from Scudder Institutional, (4) the facts and representations contained in the letter dated September 24, 1997, addressed to us from Scudder International, and (5) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

         This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions and administrative rulings and pronouncements of the Internal Revenue Service, all


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Institutional International Equity Portfolio
Scudder International Fund
September 24, 1997
Page 2


as in effect on the date hereof. This opinion is conditioned upon (a) the Reorganization taking place in the manner described in the Plan and the Form N-14 referred to above, (b) the facts and representations contained in the letters dated September 24, 1997, addressed to us from Scudder Institutional and Scudder International, respectively, being true and accurate as of the closing date of the Reorganization, and (c) there being no change in the Code, United States Treasury regulations, judicial decisions, or administrative rulings and pronouncements of the Internal Revenue Service between the date hereof and the closing date of the Reorganization.

         Based upon the foregoing, it is our opinion that:

              (1) The acquisition by Acquiring Fund of substantially all of the assets of Target in exchange solely for Acquiring Fund shares and the assumption by Acquiring Fund of certain liabilities of Target, followed by the distribution of such Acquiring Fund shares to the Target shareholders in exchange for their Target shares in complete liquidation of Target, will constitute a reorganization within the meaning of Section 368(a) of the Code. Acquiring Fund and Target will each be "a party to a reorganization" within the meaning of
Section 368(b) of the Code.

              (2) No gain or loss will be recognized to Target upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by Acquiring Fund of certain liabilities of Target, or upon the distribution to the Target shareholders of the Acquiring Fund shares.

              (3) No gain or loss will be recognized by Acquiring Fund upon the receipt of Target's assets in exchange for Acquiring Fund shares.

              (4) The basis of the assets of Target in the hands of Acquiring Fund will be, in each instance, the same as the basis of those assets in the hands of Target immediately prior to the Reorganization exchange.

              (5) The holding period of Target's assets in the hands of Acquiring Fund will include the period during which the assets were held by Target.

              (6) No gain or loss will be recognized to the Target shareholders upon the receipt of Acquiring Fund shares solely in exchange for Target shares.

              (7) The basis of the Acquiring Fund shares received by the Target shareholders will be the same as the basis of the Target shares surrendered in exchange therefor.

              (8) The holding period of the Acquiring Fund shares received by the Target shareholders will include the holding period of the Target shares surrendered in exchange therefor, provided that such Target shares were held as


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Institutional International Equity Portfolio
Scudder International Fund
September 24, 1997
Page 3


capital assets in the hands of the Target shareholders upon the date of the exchange.

         We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

         This opinion must be confirmed by us in writing on the closing date of the Reorganization or will be deemed to have been withdrawn.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 filed by Scudder International with the Securities and Exchange Commission.

                                              Very truly yours,

                                              /s/Dechert Price & Rhoads
                                              Dechert Price & Rhoads